Exhibit 8.1

[Letterhead of Latham & Watkins LLP]

DRAFT

_________, 2005

Arden Realty, Inc.
11601 Wilshire Boulevard, 4th Floor
Los Angeles, California 90025

Re:	Arden Realty, Inc.

Ladies and Gentlemen:

     We have acted as tax counsel to Arden Realty, Inc., a Maryland corporation (the “Company”), in connection with the registration statement on Form S-3 (together with all amendments and exhibits thereto and documents incorporated by reference therein, the “Registration Statement”) filed by the Company and Arden Realty Limited Partnership, a Maryland limited partnership (the “Operating Partnership”), with the Securities and Exchange Commission (the “Commission”) on ___, 2005 under the Securities Act of 1933, as amended, relating to the offering from time to time, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and as to be set forth in one or more supplements to the Prospectus, by the Company and the Operating Partnership of up to $757,187,398 aggregate offering price of (i) common stock of the Company, par value $0.01 per share (the “Common Stock”), (ii) one or more classes or series of preferred stock of the Company, par value $0.01 per share, and (iii) debt securities of the Operating Partnership.

     You have requested our opinion concerning certain of the federal income tax considerations relating to the Company and the Operating Partnership, including with respect to the Company’s election to be taxed as a real estate investment trust (a “REIT”). This opinion is based on various facts and assumptions, including facts set forth in the Registration Statement and the Prospectus concerning the business, assets and governing documents of the Company, the Operating Partnership and their subsidiaries. We have also been furnished with, and with your consent have relied upon, certain representations made by the Company, the Operating Partnership and their subsidiaries with respect to certain factual matters through a certificate of an officer of the Company, dated as of the date hereof (the “Officer’s Certificate”). With your permission, we have assumed the accuracy of the opinion of Venable LLP, counsel for the Company, dated ___, 2005 with respect to certain matters of Maryland law.

_____________, 2005

     In our capacity as tax counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. For purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents, and the conformity to authentic original documents of all documents submitted to us as copies.

     We are opining herein only as to the federal income tax laws of the United States and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

     Based on such facts, assumptions and representations, it is our opinion that:

     1.      Commencing with the Company’s taxable year ended December 31, 1996, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), and its proposed method of operation will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code; and

     2.      The statements in the Prospectus set forth under the caption “Material Federal Income Tax Considerations,” insofar as they purport to summarize certain provisions of the agreements, statutes, regulations and other legal matters referred to therein, are accurate summaries in all material respects.

     No opinion is expressed as to any matter not discussed herein.

     This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Any such change may affect the conclusions stated herein. Also, any variation or difference in the facts from those set forth in the Registration Statement, the Prospectus, or the Officer’s Certificate may affect the conclusions stated herein. As described in the Prospectus, the Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by

_____________, 2005

us. Accordingly, no assurance can be given that the actual results of the Company’s operation for any particular taxable year will satisfy such requirements.

     This opinion is rendered only to you, and is solely for your benefit in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the captions “Material Federal Income Tax Considerations” and “Legal Matters.” In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Commission promulgated thereunder. This opinion may not be relied upon by you for any other purpose, is not intended for the express or implied benefit of any third party and is not to be furnished to, used or relied upon by any other person, firm or corporation for any purpose without our prior written consent in each instance.

Very truly yours, DRAFT